UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 3)


      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               Register.com, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    75914G101
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                              New York, N.Y. 10019
                                 (212) 974-5700

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  June 3, 2005
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Equity Partners, L.P.                      13-4088890
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [x]
                                                                   (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                              7)    SOLE VOTING POWER
NUMBER OF                           817,724
SHARES            ____________________________________________________________
BENEFICIALLY                  8)    SHARED VOTING POWER
OWNED BY                            none
EACH              ____________________________________________________________
REPORTING                     9)    SOLE DISPOSITIVE POWER
PERSON                              817,724
WITH              ____________________________________________________________
                              10)   SHARED DISPOSITIVE POWER
                                    none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    817,724
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.37%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Investors, LLC                             13-4126527
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                             7)    SOLE VOTING POWER
NUMBER OF                          817,724
SHARES            ____________________________________________________________
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                           none
EACH              ____________________________________________________________
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             817,724
WITH              ____________________________________________________________
                             10)   SHARED DISPOSITIVE POWER
                                   none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    817,724
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.37%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Offshore Fund, Ltd. (BVI)
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands
______________________________________________________________________________
                            7)    SOLE VOTING POWER
NUMBER OF                         279,926
SHARES            ____________________________________________________________
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH              ____________________________________________________________
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            279,926
WITH              ____________________________________________________________
                            10)   SHARED DISPOSITIVE POWER
                                  none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    279,926
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    1.15%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Advisors, LLC                              20-0327470
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                           7)    SOLE VOTING POWER
NUMBER OF                        279,926
SHARES            ____________________________________________________________
BENEFICIALLY               8)    SHARED VOTING POWER
OWNED BY                         598,872
EACH              ____________________________________________________________
REPORTING                  9)    SOLE DISPOSITIVE POWER
PERSON                           279,926
WITH              ____________________________________________________________
                           10)   SHARED DISPOSITIVE POWER
                                 598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    878,798
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    3.62%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Capital Group, L.P.                                  13-3635132
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,097,650
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,097,650
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,696,522
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN
______________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 75914G101

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      LNA Capital Corp.                                              13-3635168
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,097,650
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,097,650
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,696,522
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James Mitarotonda
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,097,650
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,097,650
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,696,522
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Parche, LLC                                                     20-0870632
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [x]
                                                            (b)  |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     512,212
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        512,212
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    512,212
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.11%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Starboard Value & Opportunity Fund, LLC                        37-1484524
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,406,168
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,406,168
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,406,168
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                          |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    5.8%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Admiral Advisors, LLC                                           37-1484525
 _____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [x]
                                                               (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,918,380
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,918,380
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ramius Capital Group, LLC                                      13-3937658
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,918,380
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,918,380
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      C4S & Co., LLC                                                 13-3946794
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     1,918,380
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        1,918,380
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Peter A. Cohen
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,918,380
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,918,380
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Morgan B. Stark
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)     SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,918,380
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,918,380
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
|_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jeffrey M. Solomon
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,918,380
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,918,380
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas W. Strauss
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b)   |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                              |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      1,918,380
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              1,918,380
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,918,380
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    7.91%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 75914G101

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millenco, L.P.                                                 13-3532932
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    598,872
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.47%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    PN, BD
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millennium Management, L.L.C.                                  13-3804139
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    598,872
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.47%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 75914G101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Israel A. Englander
_____________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      598,872
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              598,872
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    598,872
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    2.47%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                    IN
______________________________________________________________________________

      This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on March 22, 2004, as amended by Amendment No. 1 filed on May 25, 2004 and Amendment No. 2 filed on February 9, 2005 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $0.0001 per share (the "Common Stock"), of Register.com, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 575 Eighth Avenue, 8th Floor, New York, New York 10018.

Item 2.     Identity and Background.

      The first and second paragraphs of Item 2(a)-(c) of the Statement are hereby amended and restated as follows:

      This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander (each, a "Reporting Entity" and, collectively, the "Reporting Entities").

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 3,614,902 shares of Common Stock, representing approximately 14.9% of the shares of Common Stock presently outstanding.

      Item 2(a)-(c) of the Statement is hereby amended and supplemented as follows:

      Millenco, L.P., is a Delaware limited partnership and a registered broker-dealer. The address of the principal offices of Millenco, L.P. is 666 Fifth Avenue, New York, New York 10103.

      The general partner of Millenco, L.P. is Millennium Management, L.L.C. Millennium Management, L.L.C. is a Delaware limited liability company which acts as the general partner of Millenco, L.P. and the managing general partner of Millennium Partners, L.P. The address of the principal offices of Millennium Management, L.L.C. is 666 Fifth Avenue, New York, New York 10103. Israel A. Englander is the Managing Member of Millennium Management, L.L.C. The business address of Mr. Englander is c/o Millennium Management, L.L.C., 666 Fifth Avenue, New York, New York 10103.

      Item 2(f) of the Statement is hereby amended and restated as follows:

      (f) Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd. (BVI), who is a citizen of the United Kingdom.

Item 3.     Source and Amount of Funds or Other Consideration.

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 1,731,610 shares of Common Stock. The amount of funds expended for such purchases was approximately $2,871,973.86 by Barington Companies Equity Partners, L.P., $1,743,528.80 by Barington Companies Offshore Fund Ltd. (BVI), $520,678.37 by Parche, LLC, $2,733,589.63 by Starboard Value & Opportunity Fund, LLC and $4,152,501.66 on behalf of Millenco, L.P.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions except for the transaction described in the second paragraph of Item 6 below. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.     Purpose of Transaction.

      The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

      As previously reported, certain of the Reporting Entities and affiliates as well as certain third parties are parties to an agreement with the Company dated June 9, 2003, as amended February 6, 2005 (the "Agreement"), which imposes certain restrictions on the signatories and their respective affiliates with respect to certain actions relating to the Company during a "Standstill Period", as defined in the Agreement, while permitting, among other things, (a) nomination of directors for the Company's 2005 annual meeting of stockholders and solicitation of proxies in support of such nominees a reasonable time in advance of such 2005 annual meeting, and/or (b) the making and consummation of a proposal or a tender offer or exchange offer to acquire all of the Company's shares of Common Stock.

      On June 7, 2005, James Mitarotonda, one of the Reporting Persons, expressed to the Chairman of the Board of Directors of the Company interest, on the part of parties to the Agreement, in pursuing a proposal, consistent with the Agreement, to acquire all of the Company's outstanding shares of Common Stock at approximately the same price paid in the transaction described in the second paragraph of Item 6 below. There can be no assurance whether, or on what terms, such a transaction will be pursued or consummated.

Item 5.     Interest in Securities of the Issuer.

      Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 817,724 shares of Common Stock, representing approximately 3.37% of the shares of Common Stock presently outstanding based upon the 24,251,426 shares of Common Stock reported by the Company to be issued and outstanding as of May 23, 2005 in its Form 10-Q filed with the SEC on May 27, 2005 (the "Issued and Outstanding Shares").

      As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 817,724 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 279,926 shares of Common Stock, constituting approximately 1.15% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 598,872 shares of Common Stock, which shares are held in a managed account as further described in Item 6. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 279,926 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 878,798 shares, constituting approximately 3.62% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 598,872 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 279,626 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 817,724 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,696,522 shares, constituting approximately 7% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 817,724 shares owned by Barington Companies Equity Partners, L.P., the 598,872 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 279,926 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,696,522 shares, constituting approximately 7% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 817,724 shares owned by Barington Companies Equity Partners, L.P., the 598,872 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 279,926 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,696,522 shares, constituting approximately 7% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 817,724 shares owned by Barington Companies Equity Partners, L.P. and the 279,926 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 598,872 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 512,212 and 1,406,168 shares of Common Stock, respectively, constituting approximately 2.11% and 5.80%, respectively, of the Issued and Outstanding Shares. As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 512,212 shares and the 1,406,168 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 1,918,380 shares, constituting approximately 7.91% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 512,212 shares and the 1,406,168 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 1,918,380 shares, constituting approximately 7.91% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 512,212 shares and the 1,406,168 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 1,918,380 shares, constituting approximately 7.91% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 512,212 shares and the 1,406,168 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 1,918,380 shares, constituting approximately 7.91% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 512,212 shares and the 1,406,168 shares, respectively, owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 598,872 shares of Common Stock, representing approximately 2.47% of the Issued and Outstanding Shares.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 598,872 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 598,872 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 2.47% of the Issued and Outstanding Shares. Mr. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except for the following persons:

            (1) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

            (2) Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 598,872 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported herein as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Each such Reporting Entity has shared voting and dispositive power with respect to such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 6. Contracts, Arrangements, Understanding or Relationships With Respect to Securities of the Issuer.

      Item 6 of the Statement is hereby amended and supplemented as follows:

      Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 598,872 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported in this Amendment No. 3 as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Note: Millennium Partners, L.P., a Cayman Islands limited partnership, is a limited partner of Millenco, L.P. As a limited partner, Millennium Partners, L.P. has no investment or voting control over Millenco, L.P. or its securities positions.

      Peter A. Forman, the Chief Executive Officer of the Company, and Forman Capital Management, LLC (collectively, "Sellers") entered into a stock purchase agreement with Barington Companies Equity Partners, L.P. and others dated as of June 3, 2005 (the "Stock Purchase Agreement") pursuant to which the Sellers sold 1,500,000 shares of Common Stock at a price of $7.00 per share, purchased by or on behalf of Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI), Parche, LLC, Starboard Value & Opportunity Fund, LLC and Millenco, L.P. A copy of the Stock Purchase Agreement is attached hereto as
Exhibit 99.5 and incorporated herein by reference.

Item 7.     Material to be Filed as Exhibits.

      Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.       Exhibit Description

99.5              Stock Purchase Agreement dated as of June 3, 2005 among Peter
                  A. Forman, Forman Capital Management, LLC, Barington Companies Equity Partners, L.P. and others.

99.6 Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander dated June 8, 2005 (which supersedes and replaces the Agreement of Joint Filing dated February 8, 2004, as previously filed as
                  Exhibit 99.4 to the Schedule 13D filed with the SEC on February 9, 2005).

99.7              Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas
                  W. Strauss and Jeffrey M. Solomon dated March 11, 2005.


                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  June 8, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       ----------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                       (BVI)


                                       By: /s/ James A. Mitarotonda
                                          -------------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                      BARINGTON COMPANIES ADVISORS, LLC


                                      By: /s/ James A. Mitarotonda
                                         -------------------------------------
                                      Name:  James A. Mitarotonda
                                      Title: Authorized Signatory


                                      BARINGTON CAPITAL GROUP, L.P.
                                      By: LNA Capital Corp., its general partner


                                      By: /s/ James A. Mitarotonda
                                         --------------------------------------
                                      Name:  James A. Mitarotonda
                                      Title: President and CEO


                                      LNA CAPITAL CORP.


                                      By: /s/ James A. Mitarotonda
                                         -------------------------------------
                                      Name:  James A. Mitarotonda
                                      Title: President and CEO

                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory



                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member


                                       By: /s/ Jeffrey M. Solomon
                                          -------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory



                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member


                                       By: /s/ Jeffrey M. Solomon
                                          -------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory



                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC


                                       By: /s/ Jeffrey M. Solomon
                                          --------------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member

                                       /s/ Jeffrey M. Solomon
                                       ----------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       /s/ Thomas W. Strauss
                                       -----------------------------------------
                                       Thomas W. Strauss


                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C.,
                                           its general partner

                                       By: /s/ Terry Feeney
                                          --------------------------------------
                                       Name:  Terry Feeney
                                       Title: Chief Operating Officer


                                       MILLENIUM MANAGEMENT, L.L.C.


                                       By: /s/ Terry Feeney
                                          -------------------------------------
                                       Name:  Terry Feeney
                                       Title: Chief Operating Officer

                                       /s/ Israel A. Englander by Simon M. Lorne
                                       pursuant to Power of Attorney previously
                                       filed with the SEC
                                       -----------------------------------------
                                       Israel A. Englander

                                    SCHEDULE

      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker except for the transaction described in Item 6 above.

Shares purchased by Barington Companies Equity Partners, L.P.

               Number of
Date             Shares              Price Per Share           Cost(1)
----           ---------             ---------------         -----------
6/2/2005         8,000                 $6.500                  $52,000.00
6/2/2005         192                   $6.430                  $1,234.56
6/2/2005         13,250                $6.494                  $86,045.50
6/2/2005         5,120                 $6.555                  $33,561.60
6/3/2005         8,000                 $6.750                  $54,000.00
6/3/2005         2,496                 $6.700                  $16,723.20
6/3/2005         375,487*              $7.000                  $2,628,409.00

----------

(1)  Excludes commissions and other execution-related costs.

* Portion of 1,500,000 shares purchased pursuant to Stock Purchase Agreement dated as of June 3, 2005.

Shares purchased by Barington Companies Offshore Fund, Ltd.

              Number of
Date            Shares               Price Per Share           Cost(2)
----          ---------              ---------------         -----------
6/2/2005         12,000                $6.500                  $78,000.00
6/2/2005         288                   $6.430                  $1,851.84
6/2/2005         19,874                $6.494                  $129,061.76
6/2/2005         7,680                 $6.555                  $50,342.40
6/3/2005         12,000                $6.750                  $81,000.00
6/3/2005         3,744                 $6.700                  $25,084.80
6/3/2005         196,884*              $7.000                  $1,378,188.00

----------

(2)   Excludes commissions and other execution-related costs.

* Portion of 1,500,000 shares purchased pursuant to Stock Purchase Agreement dated as of June 3, 2005.

Shares purchased by Parche, LLC

              Number of
Date            Shares               Price Per Share           Cost(3)
----          ---------              ---------------         -----------
6/2/2005         38                    $6.429                  $244.31
6/2/2005         1,024                 $6.555                  $6,712.80
6/2/2005         2,650                 $6.494                  $17,209.96
6/2/2005         1,600                 $6.500                  $10,400.00
6/3/2005         1,600                 $6.750                  $10,800.00
6/3/2005         499                   $6.700                  $3,343.30
6/3/2005         67,424*               $7.000                  $471,968.00

----------

(3)   Excludes commissions and other execution-related costs.

* Portion of 1,500,000 shares purchased pursuant to Stock Purchase Agreement dated as of June 3, 2005.

Shares purchased by Starboard Value & Opportunity Fund, LLC

              Number of
Date            Shares               Price Per Share           Cost(4)
----          ---------              ---------------         -----------
6/2/2005         202                   $6.429                  $1,298.69
6/2/2005         5,376                 $6.555                  $35,242.20
6/2/2005         13,912                $6.494                  $90,349.04
6/2/2005         8,400                 $6.500                  $54,600.00
6/3/2005         8,400                 $6.750                  $56,700.00
6/3/2005         2,621                 $6.700                  $17,560.70
6/3/2005         353,977*              $7.000                  $2,477,839.00

----------

(4)   Excludes commissions and other execution-related costs.

* Portion of 1,500,000 shares purchased pursuant to Stock Purchase Agreement dated as of June 3, 2005.

Shares purchased on behalf of Millenco, L.P.

              Number of
Date            Shares               Price Per Share           Cost(5)
----          ---------              ---------------         -----------
6/2/2005         480                   $6.430                  $3,086.40
6/2/2005         33,124                $6.494                  $215,107.26
6/2/2005         20,000                $6.500                  $130,000.00
6/2/2005         12,800                $6.555                  $83,904.00
6/3/2005         20,000                $6.750                  $135,000.00
6/3/2005         6,240                 $6.700                  $41,808.00
6/3/2005         506,228*              $7.000                  $3,543,596.00

----------

(5)   Excludes commissions and other execution-related costs.

* Portion of 1,500,000 shares purchased pursuant to Stock Purchase Agreement dated as of June 3, 2005.